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                                                     EXHIBIT NO. 10(o)








                         EMPLOYMENT AGREEMENT

                                BETWEEN

                         THE HYDRAULIC COMPANY

                                  and

                           LARRY L. BINGAMAN

                       dated as of June 11, 1990
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     THIS AGREEMENT, made effective June 11, 1990 by and between THE

HYDRAULIC COMPANY (the "Company"), a Delaware corporation, and

LARRY L. BINGAMAN of Eight Colonial Road, New Fairfield, Connecticut

06812 (the "Executive"),


                           WITNESSETH THAT:


     WHEREAS:

     1.   The Executive is a principal officer of the Company and an integral part of its senior management who participates in the decision-making process relative to short and long-term planning and policy for the Company; and

     2.   The Board of Directors of the Company, at its meeting on

May 22, 1990 determined that it would be in the best interests of the

Company and its shareholders to enter into an employment agreement to retain the services of the Executive; and,

     3.   The Executive is willing to serve the Company as a member of its management on the terms and conditions set forth herein;

     NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

     1.   Employment. The Company agrees to continue the Executive in
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its employ, and the Executive agrees to remain in the employ of the

Company, for the period stated in Paragraph 3 hereof and upon the other terms and conditions herein provided.

     2.   Position and Responsibilities.  During the period of
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employment hereunder, the Executive agrees to serve the Company as

Vice President, Marketing and Communications, reporting directly to the Chief Executive Officer of the Company, with such duties and responsibilities, consistent with such position, as the Board of

Directors or the Chief Executive Officer may from time to time determine.  During said period, the Executive also agrees to serve, if elected, as an officer and director of any other subsidiary or affiliate of the Company.

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     3.   Term and Duties.
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          (a)  Term of Employment.  The term of the Executive's
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employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue until May 31, 1992,

subject to extension as hereinafter provided.  On the first day of each month following the date first above written, the term of the

Executive's employment under this Agreement shall be automatically extended unless prior thereto the Company shall deliver to the

Executive or the Executive shall deliver to the Company written notice that such term of employment shall not be extended, in which case such term shall end at the expiration of the then existing term of employment under this Agreement, including any previous extensions,

and shall not be further extended except by agreement of the Company and the Executive.  Any such automatic extension shall be for one additional full calendar month (for a total term upon such extension of twenty-four full calendar months), unless the Executive will attain age 65 prior to completion of twenty-four full calendar months following the extension date, in which case the term of the

Executive's employment under this Agreement shall terminate on the last day of the month in which the Executive attains age 65.

     (b)  Duties.  During the period of employment hereunder and
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except for illness or incapacity and reasonable vacation period (which shall not be less than 15 days in any calendar year), the Executive's business time, attention, skill and efforts shall be exclusively devoted to the business and  affairs of the Company and its

subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for

          (i)  serving as an officer, director or member of a

               committee of any company or organization involving no

               conflict of interest with the company or any of its

               subsidiaries or affiliates,

         (ii)  delivering lectures and fulfilling speaking

               engagements, and

        (iii)  engaging in charitable and community activities,


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               provided that such activities do not materially affect

               or interfere with the performance of the Executive's

               obligations to the Company.

     4.   Compensation.
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          (a)  For all services rendered by the Executive in any

capacity during employment under this Agreement, including services as an executive officer, director, or member of any committee of the

Company or any subsidiary or affiliate thereof, the Company shall pay the Executive a base salary at the rate of not less than $100,000 per year, subject to such periodic increases as the Board of Directors of the Company, or a committee designated by said Board, shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of Company officers with, however,

consideration of a preliminary salary review by December 31, 1990.  In no event shall the Executive's initial annual salary review be later than June, 1991.  Such salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.  Such periodic increases in salary, once granted, shall not be subject to revocation.

     (b)  Executive shall be entitled to participate in any Company incentive or bonus plan covering some or all of its executive officers that is in effect during the period of his employment hereunder and to receive benefits thereunder on a basis consistent with the overall administration and intent of any such plan and with past practice, if any, under such plan.

     (c)  Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the

Executive or for which the Executive may be or become eligible under any other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company,

Specifically, the Executive shall:

          (i)  participate in the Company's Retirement Plan for

               Employees of The Hydraulic Company as well as any

               related program under any "excess benefit plan" that

               may be adopted during the period of the Executive's


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               employment hereunder and in which the Executive is

               designated by the Company's Board of Directors to

               participate (hereinafter referred to collectively as

               the "Retirement Program");

         (ii)  participate to the permitted extent the Executive

               wishes in The Employee Savings and Investment Plan of

               the Company and the related program under any excess

               benefit plan (hereinafter referred to collectively as

               the "Thrift and Savings Program");

        (iii)  participate in the salary continuation program in the event of death in accordance with Board policy for

               Company officers;

         (iv)  participate in the Company's death and disability

               benefit plans and its medical, dental and health and

               welfare plans; and

         (vi)  participate in equivalent successor plans of the

               Company for which senior management employees are

               eligible;

provided, however, that, subject to Paragraph 7(c)(iv), nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally.

     5.   Business Expenses.  The Company shall pay or reimburse the
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Executive for all reasonable travel and other expenses incurred in connection with the performance of the Executive's duties under this

Agreement in accordance with such procedures as the Company may from time to time establish.  The Company further agrees to furnish the

Executive with a private office and a private secretary and such other assistance and accommodations, including an automobile and appropriate club membership, as shall be suitable to the character of the

Executive's position with the Company and adequate for the performance of the Executive's duties under this Agreement.

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     6.   Additional Benefits. Nothing in this Agreement shall affect
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the Executive's eligibility to participate in all group health,

dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites, fringe benefits or retirement plans or additional compensation, including termination pay programs, which the Company may hereafter, in its sole and absolute discretion, elect to make available to its senior management employees generally, and the Executive shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program,

perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

     7.   Relocation Expenses.  The Company shall pay the reasonable
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moving expenses, up to a limit of $12,500, incurred by the Executive in relocating his family residence into the service area of Bridgeport

Hydraulic Company if such relocation occurs prior to December 31,

1993.  As used herein, "moving expenses" shall include the actual costs of packing and transporting the Executive's family and household goods and effects but shall not include costs associated with the sale or purchase of any residence.  Nothing herein shall be construed as an obligation on the part of the Executive to relocate into the service area of Bridgeport Hydraulic Company.

     8.   Termination of Employment. Notwithstanding any other
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provision of this Agreement, the Executive's employment under this

Agreement may be terminated:

          (a)  by the Company, in the event of the Executive's

serious, willful misconduct in respect of the Executive's duties under this Agreement, including conviction for a felony or perpetration of a common law fraud which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, by written notice to the Executive, specifying the event relied upon for such termination;

          (b)  by either the Company or the Executive, if the

Executive accepts employment or a consulting position with another company; or


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          (c)  by the Executive, in the event of any (i) material

change by the Company of the Executive's functions,, duties or responsibilities which change would cause his position with the

Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 2 above, (ii) assignment or reassignment by the Company or by one of its subsidiaries of the Executive to another place of employment outside of Fairfield County, Connecticut, (iii) liquidation, dissolution,

consolidation, or acquisition or merger of the Company, or transfer of all or substantially all of its assets other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder, or (iv) reduction in the

Executive's total compensation and benefits, as specified in Paragraph

4 above and as currently provided, or other material breach of this

Agreement by the Company or any of its subsidiaries, by thirty

(30) days written notice to the Company, specifying the event relied upon for such termination and given within 180 days after such event.

     9.   Payments Upon Termination of Employment.  In the event of
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any termination by the Executive pursuant to Paragraph 8(c) above, or in the event the Executive's employment under this Agreement is terminated by the Company for any reason other than one of those specified in Paragraphs 8(a) or 8(b) above, the Company shall, as liquidated damages or severance pay, or both, promptly pay to the

Executive and provide the Executive and the dependents, beneficiaries and estate of the Executive as follows:

          (a)  The Company shall pay the Executive, at his option,

either as a lump sum or in equal monthly installments over the unexpired portion of the term of employment provided for in Paragraph

3(a) above, a cash amount equal to the present value of the excess of

(i) the salary provided in Paragraph 4(a) above, as in effect at the time of termination, for a period of 12 months (commencing with the month in which termination shall have occurred) less the amounts, if any, the Executive would have paid in cash in respect of employee benefits provided for in Paragraph 4(c)(iv) above if the Executive


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were still employed, over (ii) the amounts, if any, paid to the

Executive pursuant to any severance or termination pay program or arrangement of the Company or any of its subsidiaries.

          (b)  The Company shall also pay the Executive a lump sum

cash amount equal to the present value of the excess of (i) the aggregate benefit that would have been paid under the Retirement

Program described in Paragraph 4(c)(i) above as in effect on the date first above written, if the Executive had continued to be employed and to be entitled to service credit for eligibility and benefit purposes during the unexpired portion of the term of employment provided for in

Paragraph 3(a) above, at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 9(a) above,

calculated on the basis of the higher of the Executive's salary for the 12 months immediately preceding the month in which termination shall have occurred or the compensation amount used in the benefit formula under said Retirement Program, and assuming that the Executive is fully vested in such benefit, or (ii) the aggregate benefit actually payable under the Retirement Program and any successor retirement program of the Company consisting of a tax-qualified pension plan and a related excess benefit plan.  In clarification of the immediately preceding sentence, the aggregate benefit that would have been paid under the Retirement Program shall be calculated as of the normal or early retirement date for which the Executive would have qualified, assuming the Executive were still employed on that date and were fully vested in such benefit, and which would produce the highest present value.

          (c)  The Company shall also pay the Executive a lump sum

cash amount equal to the present value of the aggregate contributions or payments, if any, that would have been made by the Company or any of its subsidiaries under the Thrift and Savings Program described in

Paragraph 4(c)(ii) above, or any successor program of the Company in effect on the date on which termination shall have occurred, if the

Executive had continued to be employed, and to participate in the

Thrift and Savings Program or such successor program to the same extent as the Executive participated for the last month during which the Executive was permitted to participate, during the unexpired

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portion of the term of employment provided for in Paragraph 3(a) above,

at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 9(a) above.

          (d)  For purposes of calculating the lump sum cash payments provided by Paragraphs 9(a), (b) and (c) above, present value shall be determined by using a discount factor equal to one percentage point below the prime rate as published in The Wall Street Journal as of the date on which termination shall have occurred.

          (e)  For a period of 24 months (commencing with the month in which termination shall have occurred), the Executive shall continue to be entitled to all employee benefits provided for in Paragraph

4(c)(iv) above, as if the Executive were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by Paragraph 9(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis.  The medical, dental health and welfare benefits provided for in Paragraph 4(c)(iv) above, in accordance with this Paragraph 9(e) shall be secondary to any comparable benefits provided by another employer provided that an appropriate refund is made of any reduction in the amount paid pursuant to Paragraph 9(a)(i) which had assumed that such benefits would be primary.

     10.  Source of Payments; Interest.  All payments provided for in
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Paragraphs 4, 5, 6 and 9 above shall be paid in cash from the general funds of the Company.  Any payments not made within thirty (30) days after termination or such time as they may otherwise be due hereunder shall bear interest at the interest rate used to establish the discount factor provided for in Paragraph 9(d).  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

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     11.  Litigation Expenses.
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          (a)  In the event of any litigation or other proceeding

between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the

Company shall reimburse the Executive for all reasonable costs and expenses relating to such litigation or other proceeding, including reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in any

          (i)  settlement requiring the Company to make a payment to the Executive, or

         (ii)  judgment or order in favor of the Executive enforcing any provision of this Agreement or awarding any payment

               or other consideration to the Executive, regardless of

               whether such judgment or order is subsequently reversed

               on appeal or in a collateral proceeding.

In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding.  The obligation of the Company under this Paragraph 10 shall survive the termination for any reason of this Agreement

(whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

     12.  Income Tax Withholding. The Company may withhold from any
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payments made under this Agreement all Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     13.  Entire Understanding. This Agreement contains the entire
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understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive, except that this

Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

     14.  Severability.  If, for any reason, any one or more of the
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provisions or part of a provision contained in this Agreement shall be


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held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreerment not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.  If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company and the Executive shall be deemed reinstated as if this Agreement had not been executed.

     15.  Consolidation, Merger, or Sale of Assets.  Nothing in this
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Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or acquiring entity which assumes this

Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or transfer of assets and assumption, the term, "the Company," as used

herein shall mean such other corporation or acquiring entity and this

Agreement shall continue in full force and effect.

     16.  Notices.  All notices, requests, demands and other
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communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          (a)  to the Company:

               The Hydraulic Company
               835 Main Street
               Bridgeport, Connecticut 06601
               Attention: Secretary

          (b)  to the Executive:

               Larry L. Bingaman
               Eight Colonial Road
               New Fairfield, Connecticut 06812

or to such other address as either party shall have previously specified in writing to the other.

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     17.  No Attachment.   Except as required by law, no right to
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receive payments under this Agreement shall be subject to anticipation commutation, alienation, sale, assignment, encumbrances, charge,

pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     18.  Binding Agreement.  This Agreement shall be binding upon,
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and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

     19.  Modification and Waiver.  This Agreement may not be modified
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or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.

No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     20.  Headings of No Effect.  The paragraph headings contained in
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this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     21.  Governing Law.  This Agreement and its validity,
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interpretation, performance, and enforcement shall be governed by the laws of the State of Connecticut.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.


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ATTEST:                          THE HYDRAULIC COMPANY




 /s/ANTHONY M. MACLEOD           By         /s/JACK E. MCGREGOR
-------------------------          -----------------------------------
               Secretary                      Jack E. McGregor
                                          Chief Executive Officer



                                            /S/LARRY L. BINGAMAN
                                 -------------------------------------
                                             Larry L. Bingaman









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